Exhibit 4.9

Execution Version

Date 13 February 2014

PT NAVIGATOR KHATULISTIWA

- and -

PT PERSONA SENTRA UTAMA

- and -

PT MAHAMERU KENCANA ABADI

- and -

NAVIGATOR GAS INVEST LIMITED

- and -

FALCON FUNDING PTE. LTD.

- and -

NAVIGATOR GAS L.L.C.

SUPPLEMENTAL DEED

in relation to amendments to

(a) the Joint Venture Agreement dated 4 August 2010

(b) the Ship Management dated 29 November 2010, and

(c) the Shareholder Loan Agreement dated 4 August 2010.

Watson, Farley & Williams Asia Practice LLP

Singapore

INDEX

Clause		Page

1	INTERPRETATION	2
2	AGREEMENT OF THE PARTIES	2
3	AMENDMENTS TO DOCUMENTS	2
4	REPRESENTATIONS AND WARRANTIES	6
5	COMMUNICATIONS	7
6	SUPPLEMENTAL	7
7	DISPUTE RESOLUTION	7
8	GOVERNING LANGUAGE	7
EXECUTION PAGES		9

THIS Deed is made on 13 February 2014

BETWEEN

(1)	PT NAVIGATOR KHATULISTIWA, a limited liability company duly incorporated under the laws of the Republic of Indonesia, and having its registered office at Globe Building, Jalan Buncit Raya Kau 31.33, Jakarta, Indonesia 12740 (“PTNK”);

(2)	PT PESONA SENTRA UTAMA, a limited liability company duly incorporated under the laws of the Republic of Indonesia and having its registered office at Globe Building 6th Floor, Jalan Buncit Raya Kav. 31-33, Jakarta, Indonesia 12740 (“PSU”);

(3)	PT MAHAMERU KENCANA ABADI a limited liability company duly incorporated under the laws of the Republic of Indonesia and having its registered office at Jalan Warung Buncit Raya No. 49 Mampang Prapatan Jakarta, Indonesia 12740 (“MKA”);

(4)	NAVIGATOR GAS INVEST LIMITED (Company Registration No. 7263791), a limited liability company incorporated in England, and having an office at 150 Aldersgate Street, London EC1A 4AB, United Kingdom (“NGIL”);

(5)	FALCON FUNDING PTE. LTD. (Company Registration Number: 201005399C), a limited liability company incorporated in Singapore whose registered office is at 7 Temasek Boulevard, #07-08, Suntec Tower One, Singapore 038987 (“FFPL”); and

(6)	NAVIGATOR GAS L.L.C., a limited liability company incorporated in Republic of The Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (“NGLLC”).

BACKGROUND

(A)	By a loan agreement (the “New Loan Agreement”) dated on or about the date of this Deed between (i) PTNK (as borrower) and (ii) FFPL (as lender), FFPL has agreed to make available to the PTNK a facility of up to US$55,000,000 for the purposes of financing the acquisition of the vessel known as m.v. “Navigator Global” (the “New Vessel”).

(B)	By a joint venture agreement dated 4 August 2010 (the “JVA”) between (i) PTNK (as the company) and (ii) PSU, MKA and NGIL (as shareholders of PTNK), the parties thereto have agreed to certain arrangements to govern (i) the management of PTNK and (ii) the rights and obligations of each shareholder of PTNK.

(C)	By a ship management agreement dated 29 November 2010 (the “Management Agreement”) between (i) PTNK (as owner) and (ii) FFPL (as manager), PTNK has agreed to appoint FFPL as manager for the technical and crewing management of certain vessels including the vessel known as m.v. “Navigator Aries” and m.v. “Navigator Pluto” (together, the “Existing Vessels”). The parties thereto wish to extend the management services provided by FFPL (as manager) under the Management Agreement to the New Vessel.

(D)	By a shareholder loan agreement dated 4 August 2010 (the “Shareholder Loan Agreement”) between (i) FFPL (as borrower) and (ii) NGLLC (as lender), NGLLC has agreed to make available to FFPL a shareholder loan of up to US$106,000,000 subject to the terms and conditions therein.

(E)	This Deed sets out the terms and conditions on which the relevant parties to the Documents agree, with effect on and from the Effective Date to make consequential amendment of the Documents in connection with PTNK’s acquisition, and related financing, of the New Vessel.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the New Loan Agreement shall have the same meanings when used in this Deed unless the context otherwise requires.

1.2	Definitions. In this Deed, unless the contrary intention appears:

“Documents” means the documents referred to in Recitals (B) to (D) (inclusive).

“Effective Date” means 15 October 2013.

“Party” means each party to this Deed.

1.3	Application of construction and interpretation provisions of New Loan Agreement. Clauses 1.2, 1.4 and 1.5 of the New Loan Agreement apply, with any necessary modifications, to this Deed.

2	AGREEMENT OF THE PARTIES

2.1	Agreement of the Parties. Each Party agrees, subject to and upon the terms and conditions of this Deed, to the amendment of each Document to which it is a party in accordance with Clause 3 below.

2.2	Effective Date. The agreement of each Party contained in Clause 2.1 shall have effect on and from the Effective Date.

3	AMENDMENTS TO DOCUMENTS

3.1	Specific amendments to the Documents. With effect on and from the Effective Date, each of the following Documents shall be, and shall be deemed by this Deed to be or have been (as the case may be) amended as follows:

(a)	JVA. The JVA shall be amended by:

(i)	adding the following definitions in clause 1.1 (Definitions and Interpretation) of the JVA:

““FFPL Loan Agreement” means the loan agreement dated 4 August 2010 (as amended and restated) entered into between FFPL as borrower and the Navigator Gas L.L.C. as lender for the amount of up to US$161,000,000.

“Global Earnings” means in relation to the Global Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Company and which arise out of the use or operation of the Global Vessel, including (but not limited to):

(a)	all amounts payable to the Company under the Global Time Charter and all other freight, hire and passage moneys, compensation payable to the Company in the event of requisition of the Global Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Global Vessel;

(b)	all moneys which are at any time payable under Global Insurances in respect of loss of earnings; and

(c)	if and whenever the Global Vessel is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Global Vessel.

“Global General Assignment” means an assignment of the rights of the Company in the Global Time Charter, the Global Insurances, and the Global Earnings to be executed by the Company in favour of FFPL in such form and on such terms as may be acceptable to FFPL.

“Global Hypothec” means the first priority hypothec over the Global Vessel to be executed by the Company in favour of FFPL in such form and on such terms as may be acceptable to FFPL and acceptable to be registered with the relevant authorities in Indonesia.

“Global Insurances” means, in relation to the Global Vessel:

(a)	all policies and contracts of insurance, including entries of the Global Vessel in any protection and indemnity or war risks association, which are effected in respect of the Global Vessel, the Global Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium.

“Global Sale and Purchase Agreement” means the memorandum of agreement made or to be made between the Company and Navigator Global L.L.C. in respect of the Global Vessel.

“Global Time Charter” means the time charterparty made or to be made between Navigator Global L.L.C, the Company and the Time Charterer in relation to the Global Vessel.

“Global Vessel” means the LPG carrier known as m.v. “Navigator Global” (IMO No. 9536375) currently registered under Liberian flag and to be sold by Navigator Global L.L.C to the Company pursuant to the Global Sale and Purchase Agreement and thereafter to be registered under Indonesian flag.

“Global Vessel Loan” means the loan agreement with FFPL as lender and the Company as borrower for the amount of up to US$55,000,000.

“Navigator Global L.L.C.” means a limited liability company, with Company Registration No. 96960, formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Project Documents” means collectively, the Pluto Sale and Purchase Agreement, the Aries Sale and Purchase Agreement, the Global Sale and Purchase Agreement, the Pluto Time Charter, the Aries Time Charter, the Global Time Charter, the Pluto General Assignment, the Aries General Assignment, the Global General Assignment, the Pluto Hypothec, the Aries Hypothec, the Global Hypothec, the PSU Shares Pledge, MKA Shares Pledge, and the FFPL Loan Agreement.

“Vessels” means collectively, the Aries Vessel, the Global Vessel and the Pluto Vessel.”;

(ii)	amending the definition of “Deed of Establishment” in clause 1.1 (Definitions and Interpretation) of the JVA to read in its entirety as follows:

““Deed of Establishment” means the deed of establishment No. 14 dated 23 April 2010 made before Surjadi, S.H., notary in Jakarta, which has been approved by the Minister of Law and Human Rights of the Republic of Indonesia under decree No. AHU.22044.AH.01.01.Tahun 2010 dated 29 April 2010.”

(iii)	amending clause 5.2 (l)(i) (Matters requiring NGIL approval) of the JVA to read in its entirety as follows:

“5.2(l)(i) the Aries Time Charter or the Pluto Time Charter or the Global Time Charter;”;

(iv)	amending clause 9.3(a)(ii) (Call Option) of the JVA to read in its entirety as follows:

“9.3(a)(ii) the Aries Time Charter, the Global Time Charter and/or the Pluto Time Charter with the Time Charterer is terminated, cancelled, suspended or ceases to be in full force and effect for any reason whatsoever”;

(v)	amending clause 13.1 (a) (i) (Distribution of dividends) of the JVA to read in its entirety as follows:

“13.1 (a) (i) after the completion of each Indonesian Financial Quarter Year of the Company, be paid dividends not exceeding US$31,250 for that Indonesian Financial Quarter Year, such payment to be made on such dates as the Board of Commissioners may determine; and”;

(vi)	amending clause 13.1 (a) (ii) (Distribution of dividends) of the JVA to read in its entirety as follows:

“13.1 (a)(ii) after the completion of each Indonesian Financial Quarter Year of the Company, be paid dividends calculated at the rate not exceeding the aggregate of:

(A)	3.5% of net charterhire actually paid to and received by, the Company in respect of the Pluto Vessel only during that Indonesian Financial Quarter Year, such payment:

(1)	to be subject to the amount of net charterhire actually paid to and received by, the Company in respect of the Pluto Vessel only during that Indonesian Financial Quarter Year; and

(2)	to be made on such dates as the Board of Commissioners may determine; and

(B)	3.5% of net charterhire actually paid to and received by, the Company in respect of the Aries Vessel only during that Indonesian Financial Quarter Year, such payment:

(1)	to be subject to the amount of net charterhire actually paid to and received by, the Company in respect of the Aries Vessel only during that Indonesian Financial Quarter Year; and

(2)	to be made on such dates as the Board of Commissioners may determine; and

(C)	2.5% of net charterhire actually paid to and received by, the Company in respect of the Global Vessel only during that Indonesian Financial Quarter Year, such payment:

(1)	to be subject to the amount of net charterhire actually paid to and received by, the Company in respect of the Global Vessel only during that Indonesian Financial Quarter Year; and

(2)	to be made on such dates as the Board of Commissioners may determine. ”;

(vii)	inserting “,and” at the end of clause 20.2(b) (Consequences of an Event of Default) of the JVA and adding a new clause 20.2(c) immediately after clause 20.2(b) of the JVA as follows:

“20.2(c) if PSU or MKA or the Company are the Defaulting Party, NGIL shall have the assignable option to purchase the Global Vessel from the Company, the proceeds of which will be applied by NGIL directly to FFPL, in consideration for the amount owed to FFPL under the Global Vessel Loan up to the value of the Global Vessel at the time the option is exercised and no further consideration if the value of the Global Vessel exceeds the aggregate of such amount at the time the option is exercised.”; and

(viii)	amending paragraph 3.2 of Annexure A (Representations and Warranties by the Company, PSU and MKA) of the JVA to read in its entirety as follows:

“The Deed of Establishment (containing the Articles of Association) of the Company is set out in Deed No. 14 dated 23 April 2010 made before Surjadi, S.H., notary in Jakarta, which has been approved by the Minister of Law and Human Rights of the Republic of Indonesia under decree No. AHU.22044.AH.01.01.Tahun 2010 dated 29 April 2010.”

(ix)	amending paragraph (e) of Annexure B (Description of Management Services) of the JVA to read in its entirety as follows:

“(e) in maintaining the existing Aries Time Charter, the Global Time Charter and the Pluto Time Charter with the Time Charterer.”;

(b)	Management Agreement. The Management Agreement shall be amended by adding a new paragraph 3 in Schedule 1 (List of Vessels) of the Management Agreement immediately after paragraph 2 in Schedule 1 of the Management Agreement as follows:

“3. m.v “Navigator Global”.

(c)	Shareholder Loan Agreement. The Shareholder Loan Agreement shall be amended by:

(i)	inserting the words “and m.v. “Navigator Global” at the end of the definition of “Vessel Loans” in clause 1.1 (Definitions and Interpretation) of the Shareholder Loan Agreement;

(ii)	amending the definition of “Shareholder Loan” in clause 1.1 (Definitions and Interpretation) of the Shareholder Loan Agreement to read in its entirety as follows:

“Shareholder Loan” means the Original Loan and Additional Loan”;

(iii)	adding the following definitions in clause 1.1 (Definitions and Interpretation) of the Shareholder Loan Agreement:

“Additional Loan” means the principal amount of up to US$55,000,000 advanced by the Lender to the Borrower under this Agreement;

“Original Loan” means the principal amount of US$106,000,000 advanced by the Lender to the Borrower under this Agreement”; and

(iv)	amending clause 3 (Relationship of the Parties) of the Shareholder Loan Agreement to read in its entirety as follows:

“3. (a) The Lender shall make available, the Original Loan in immediately available funds to the Borrower by means of electronic transfer to the Borrower’s Account and/or in whatever means agreed between the parties prior to 10 August 2010.” (b) Prior to 31 October 2013, the Lender shall make available, the Additional Loan in immediately available funds to the Borrower by means of electronic transfer to the Borrower’s Account and/or in whatever means agreed between the parties.”

(c)	the definition of, and references throughout to, each Document shall be construed as if the same referred to that Document as amended and supplemented by this Deed; and

(d)	all references throughout to “this Agreement”, “hereunder” and other like expressions in each Document shall be construed as if the same referred to that Document as amended and supplemented by this Deed.

3.2	Documents to remain in full force and effect. The Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Documents contained or referred to in Clauses 3.1; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Deed.

4	REPRESENTATIONS AND WARRANTIES

General. Each Party represents and warrants to each other Party as follows on the date of this Deed.

(a)	Status. It is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Corporate power. It has the corporate capacity, and has taken all corporate action and obtained all consents necessary under applicable law for it to execute this Deed.

(c)	Consents in force. All the consents referred to in Clause 4(b) remain in force and nothing has occurred which makes any of them liable to revocation.

(d)	Legal validity, Binding obligations. This Deed constitutes legal, valid and binding obligations enforceable against it in accordance with their respective terms.

(e)	No conflicts. The execution by it of this Deed will not involve or lead to a contravention of:

(i)	any law or regulation; or

(ii)	its constitutional documents; or

(iii)	any contractual or other obligation or restriction which is binding on it or any of its assets.

5	COMMUNICATIONS

General. The notice provisions relating to each Party in each Document, as amended and supplemented by this Deed, shall apply to this Deed in respect of any communications to that Party as if they were expressly incorporated in this Deed with any necessary modifications.

6	SUPPLEMENTAL

6.1	Counterparts. This Deed may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement. In addition, this Deed may be entered into as an electronic transaction and may be executed by any of the Parties by means of facsimile signature transmitted to the other Party by telecopier or attachment sent by Internet email.

6.2	Third party rights. A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

6.3	Costs. Each Party shall bear its own legal and other costs in relation to the preparation, negotiation and execution of this Deed.

6.4	Severability. If any one or more of the provisions of this Deed or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired. The Parties shall use their best efforts to achieve the purpose or commercial effect of the invalid, illegal or unenforceable provision by a new legally valid provision or provisions.

7	DISPUTE RESOLUTION

7.1	English law. This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

7.2	Arbitration. Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference to this clause. The Tribunal shall consist of three arbitrators to be appointed by the Chairman of the SIAC.

7.3	Language. The language of the arbitration shall be English.

8	GOVERNING LANGUAGE

This Deed is made in the English language. If any of the implementing regulations of Law No. 24 of 2009 on National Flag, Language, Emblem and Song (“Law No. 24”) require this Deed to be made in the Indonesian language, the parties to this Deed shall do so within thirty (30) calendar days from the date such implementing regulation became effective, and the Indonesian language version shall have an effective date being the date of this Deed. In the event of any inconsistency or different interpretation between the Indonesian and the English versions, the English language version shall prevail and the relevant Indonesian version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the relevant English text. Each of the parties to this Deed hereby undertakes that: (i) it has read this Deed and understood its content in English, (ii) this Deed has been entered into freely without duress and (iii) independent legal advice has been sought by such Party prior to executing this Deed. Furthermore, each party to this Deed agrees it shall not cite or invoke Law No. 24 or any regulation issued thereunder or claim that the fact that this Deed was executed in the English language only to (a) defend its non-performance or breach of its obligations under this Deed or (b) allege that this Deed is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

THIS DEED has been duly executed as a Deed on the date stated at the beginning of this Deed.

EXECUTION PAGES

BORROWERS
EXECUTED as a DEED	) M. Kerry Adrianto
by PT NAVIGATOR KHATULISTIWA	) (Director)
acting by	) /s/ M. Kerry Adrianto
its duly authorised	)
attorney-in-fact in the presence of:	) /s/ Authorized Signatory

EXECUTED as a DEED	) Ajie Kusumantoro
by PT PESONA SENTRA UTAMA	) (Director)
acting by	) /s/ Ajie Kusumantoro
its duly authorised	)
attorney-in-fact in the presence of:	) /s/ Authorized Signatory

EXECUTED as a DEED	) M. Kerry Adrianto
by PT MAHAMERU KENCANA ABADI	) (Director)
acting by	) /s/ M. Kerry Adrianto
its duly authorised	)
attorney-in-fact in the presence of:	) /s/ Authorized Signatory

EXECUTED as a DEED	)
by NAVIGATOR GAS INVEST LIMITED	)
acting by Niall Nolan	) /s/ Niall Nolan
its duly authorised	)
attorney-in-fact in the presence of:	)

Nicholas D. Burns	/s/ Nicholas D. Burns

EXECUTED as a DEED	) Seah Wei Loong Matthew Linton
by FALCON FUNDING PTE. LTD.	) /s/ Seah Wei Loong Matthew Linton
acting by	) Trainee Solicitor 049909
its duly authorised	)
attorney-in-fact in the presence of:	) /s/ Authorized Signatory

EXECUTED as a DEED	)
by NAVIGATOR GAS LLC	)
acting by David J. Butters	) /s/ David J. Butters
its duly authorised	)
attorney-in-fact in the presence of:	)

Oeyvind Lindeman	/s/ Oeyvind Lindeman